Securities and Exchange Commission

Washington, DC 20549

Form 8 – K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2004

Sterling Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-16276	23-2449551

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 North Pointe Boulevard, Lancaster, Pennsylvania	17601-4133

(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code (717) 581-6030

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements, Proforma Financial Information and Exhibits
SIGNATURES
EXHIBIT INDEX
AGREEMENT AND PLAN OF MERGER
PRESS RELEASE DATED JUNE 14, 2004

Item 5. Other Events.

On June 14, 2004, Sterling Financial Corporation (“Sterling”) entered into a definitive Agreement and Plan of Merger (the “Agreement”) with The Pennsylvania State Banking Company (“Pennsylvania State”). Under the Agreement, Pennsylvania State will merge with and into Sterling. All of the outstanding common shares of Pennsylvania State will be converted into shares of the common stock of Sterling, or cash. Upon completion of the merger, Pennsylvania State Bank, a wholly-owned subsidiary of Pennsylvania State, will continue to operate as a separate subsidiary of Sterling.

Under the terms of the definitive agreement, each shareholder of Pennsylvania State may elect to receive either $22.00 per share in cash or exchange their shares for Sterling shares, or a combination thereof. The exchange ratio will be 0.8300 shares of Sterling common stock for each share of The Pennsylvania Banking Company stock unless Sterling’s average price per share, as determined during the 20-day period prior to closing, is above $26.51. Above $26.51, the exchange ratio will decline on a prorated basis to a minimum of 0.7239 shares of Sterling stock for each share of Pennsylvania State stock if Sterling’s average price per share is $30.39 or higher. The consideration is subject to election and allocation procedures designed to ensure that, in the aggregate, no more than 75% and no less than 70% of Pennsylvania State stock is exchanged for Sterling stock.

Consummation of the merger is subject to customary conditions, including the approval of the merger by the shareholders of Pennsylvania State and applicable bank regulatory authorities. Assuming all conditions are satisfied without unexpected delay, the merger is expected to be completed in late 2004 or early 2005.

     Pursuant to General Instruction F to Form 8-K, the press release announcing the execution of the definitive agreement is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7. Financial Statements, Proforma Financial Information and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits:

2.1	Agreement and Plan of Merger, between the Registrant and The Pennsylvania State Banking Company, dated June 14, 2004.

99.1	Press Release dated June 14, 2004.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING FINANCIAL CORPORATION

By:	/s/ J. Roger Moyer, Jr.

J. Roger Moyer, Jr.
President and Chief Executive Officer

DATE June 22, 2004

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EXHIBIT INDEX

Page Number in Manually
Exhibit		Signed Original
2.1	Agreement and Plan of Merger, between the Registrant and The Pennsylvania State Banking Company, dated June 14, 2004.	5 -77

99.1	Press Release dated June 14, 2004.	78 - 81

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